For Release:	November 13, 2008 at 7:30AM EST

Contact:	Michael Mason (investors)	Jonathan Hunt, CFO
	Brian Kennedy (media)	509 375 1202
	Allen & Caron Inc	jhunt@isoray.com
212 691 8087
michaelm@allencaron.com
brian@allencaron.com

IsoRay, Inc. Reports First Quarter Results

RICHLAND, Washington - IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, today announced its financial results for the first quarter ended September 30, 2008.

IsoRay Chairman and Interim CEO Dwight Babcock said sales revenue for the quarter decreased by 18 percent to approximately $1,519,583 as compared to approximately $1,855,719 in the year-earlier period. However, medical centers ordering the Company’s Proxcelan™ seeds remained steady at 47 compared to the 49 centers that ordered in the first quarter of fiscal 2008.

The Company said that the decline in sales revenue resulted primarily from more physicians taking vacation this past quarter than during the same quarter in 2007 and the annual professional meeting for Radiation Oncologists that fell in September (resulting in additional physician absences) for the first time since the Company began reporting. In addition, the Company incurred turnover in its sales force during the quarter ended September 30, 2008. The Company hired replacements for the sales force but lost sales opportunities due to recruitment efforts and reduced time in the field due to sales training of new hires.

Net loss decreased from approximately $2,159,401 or $0.09 loss per share in fiscal year 2008’s first quarter, to approximately $1,793,596 or $0.08 loss per share in the quarter ended September 30, 2008. The decreased loss was mainly due to reduced material and production costs and reduced operating expenses as the Company has worked to streamline its operations and become more efficient.

“Our focus is on increasing sales and continuing to streamline operations,” said Babcock. “We lost several members of the sales team this summer, but have since replaced them with a solid group of proven salespersons. In addition, we have worked with the sales force to revise our compensation package to provide for strong growth incentives while providing a solid base.”

Revenues during the quarter were generated through sales of Proxcelan Cesium-131 seeds for the treatment of prostate and ocular melanoma cancers. Since the first patient implant in October 2004 through April 2008, approximately 3,200 prostate cancer patients have been treated with Cesium-131.

The Company noted that the November issue of Brachytherapy contains an article recommending treatment guidelines for physicians in treating prostate cancer using Proxcelan Cesium-131 brachytherapy seeds. The article represents the first full clinical manuscript devoted to the use of Proxcelan prostate seeds to be accepted by a peer-reviewed journal.

Babcock said, “We are very pleased to announce the first publication in a peer-reviewed journal this quarter and will continue our strong push for additional clinical data.”

In addition to treatment guidelines developed by the Cesium Advisory Group (CAG), the report also provides a comprehensive overview of the key differences between Proxcelan seeds and Iodine-125, another common medical isotope used in brachytherapy seed treatment for prostate cancer.

The guidelines—focusing on the treatment of low, intermediate and high risk prostate cancer--are based on the combined experience of more than 1,200 Cesium-131 implants and three clinical trials conducted by the most experienced physicians using Proxcelan in the United States. The report provides technical recommendations covering all aspects of permanent seed brachytherapy--from pre-planning to patient release criteria. These recommendations and guidelines are a tool for any physician who sees the radiobiological advantages of Cesium-131 but has questions about how to translate the differences clinically.

The Company had a gross margin of $71,146 for the three-month period ended September 30, 2008 compared to a loss of $149,783 for the three-month period ended September 30, 2007, for an increase of 147% which was due to reduction in material costs and more efficient use of manufacturing resources despite the decrease in revenues.

The Company had cash of approximately $3,775,691 and short-term investments of approximately $3,566,800 as of September 30, 2008.

As previously announced, a conference call is scheduled for 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss this earnings release. Participants should dial into the call 10-15 minutes before the scheduled time using the following numbers: 877-407-9210 (from the US and Canada) or +1 201-689-8049 (from outside the US and Canada). A live webcast of the conference call will also be accessible via the Internet by going to www.isoray.com, or by going to www.investorcalendar.com. The webcast replay will be available until November 26, 2008.

The telephonic replay of the conference call will be available by dialing 877-660-6853 (from the US and Canada) or +1 201-612-7415 (from outside the US and Canada) and by entering account number 286 and conference ID number 302540. An online archive will also be available immediately following the call at the sites noted above. The telephonic replay will be available until November 26, 2008 at 11:59PM.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until IsoRay files its Form 10-Q for the fiscal quarter ended September 30, 2008.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a) Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b) Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether new sites will achieve licensure and result in future sales, whether publication of clinical studies and treatment guidelines will result in increased physician interest, whether changes in IsoRay’s sales and marketing strategy will result in improved sales, whether IsoRay will be able to reduce operating costs and increase revenue, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
	2008	2007
Product sales	$1,519,582	$1,855,719
Cost of product sales	1,448,436	2,005,502

Gross margin (loss)	71,146	(149,783)

Operating expenses:
Research and development expenses	218,550	256,370
Sales and marketing expenses	730,774	1,059,816
General and administrative expenses	780,157	902,025

Total operating expenses	1,729,481	2,218,211

Operating loss	(1,658,335)	(2,367,994)

Non-operating income (expense):
Interest income	44,786	238,696
Loss on impairment of short-term investments	(159,200)	—
Financing and interest expense	(20,847)	(30,103)

Non-operating (expense) income, net	(135,261)	208,593

Net loss	$(1,793,596)	$(2,159,401)

Basic and diluted loss per share	$(0.08)	$(0.09)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	23,001,041